UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 21, 2006

United Heritage Bankshares of Florida, Inc.

(Exact name of registrant as specified in its charter)

Florida	N/A	04-3691059

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1411 Edgewater Drive, Suite 100 Orlando, FL	32804

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(407) 712-6151

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K for UNITED HERITAGE BANKSHARES OF FLORIDA, INC

21-September-2006
Entry into a Material Definitive Agreement, and Amendment to Employment Agreements
Item 1.01 Entry into a Material Definitive Agreement
On September 21, 2006, the Board of Directors (“Board”) of United Heritage Bankshares of Florida, Inc. (the “Holding Company”), adopted the Salary Continuation Agreement (the “SCA”) for executive officers David G. Powers and Shirley L. Tyler and two other senior officers, effective October 1, 2006. The SCA provides an annual supplemental retirement benefit (the “Annual Benefit”) to each of the executives. The Annual Benefit commences on the first day of the month following the Executive’s Normal Retirement Date or upon executive’s separation from service, if later. The Annual Benefit equals 30 percent of the executive’s final pay, payable in monthly installments over 15 years. An executive’s final pay is the highest of his annual base salary over the five year period ending with the year he separates from service.
The SCA also provides an early termination benefit if the executive terminates employment with the Bank prior to his attaining age 65. The early termination benefit is an annual benefit based on the executive’s vested accrued balance under the SCA, determined as of the end of the plan year preceding Separation from service. The executives will be 100% vested in the accrued balance after the plan has been effect one year. The early termination benefit is payable in monthly installments over 15 years, commencing on the first day of the month after the executive attains age 65. During the payout period the remaining accrued balance will be credited monthly by an interest factor.
The SCA provides a disability termination benefit if the executive terminates employment with the Bank on account of disability prior to his attaining age 65. The disability termination benefit is the same as the early termination benefit, except that the executive becomes 100 percent vested in his benefit upon his disability while actively employed.
In the event of a change in control, followed by a separation from service, the executive will receive an annual change in control benefit equal to 30 percent of the executive’s projected final pay. An executive’s projected final pay is his final pay, as defined above, adjusted at a rate of 4 percent per year until the executive attains age 65. The annual change in control benefit will be paid in monthly installments over 15 years, commencing on the first day of the month after the executive attains age 65.

Nondistributed SCA benefits will be forfeited if the executive violates the noncompetition, nondisclosure or nonsolicitation provisions described in Section 12 of the Employment Agreement. This forfeiture provision does not apply if there is a change in control.
If the executive dies while in the active service of the Bank but before he attains age 65, his beneficiary will receive a lump sum benefit based on the executive’s projected accrued balance at Normal Retirement. This benefit will be paid within 60 days following receipt by the bank of his death certificate. If the executive dies after his SCA benefit has commenced, the remaining benefits will be paid to the executive’s beneficiaries at the same time and the same amounts they would have been paid to the executive. If the executive dies after he has become entitled to a benefit, but before the benefit commences, the benefit will commence to be paid to his beneficiaries within 30 days following the date the Bank or its successor receives a copy of the executive’s death certificate.
To offset the annual expense accruals for the benefits to the executives participating in the SCA, the Bank has acquired approximately $6 million in bank-owned life insurance (“BOLI”). It is expected that the BOLI will offset the cost of the benefits paid to the executives under the SCA, upon their deaths.
The foregoing summary of the material features of the SCA are qualified in their entirety by reference to the provisions of the SCA, attached hereto as Exhibits 99.1 and 99.2.
Also on September 21, 2006, the Board of the Holding Company adopted amendments to employment agreements for executive officers David G. Powers and Shirley L. Tyler and two other senior officers, to provide for the executive to receive a tax gross up payment upon a change of control, (as defined in employment agreement), if an excise tax is imposed under section 4999 of the Internal Revenue Code of 1986, as amended as a result of payments to be made to the executive upon the change of control. The amendment to employment agreements are attached here to as Exhibits 99.3 and 99.4.
Item 9.01 Exhibits

99.1	Form of United Heritage Bank Salary Continuation Agreement for David G. Powers, dated, September 21, 2006

99.2	Form of United Heritage Bank Salary Continuation Agreement for Shirley L. Tyler, dated, September 21, 2006

99.3	Amendment to Employment Agreement for David G. Powers, dated September 21, 2006

99.4	Amendment to Employment Agreement for Shirley L. Tyler, dated September 21, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duty authorized.

United Heritage Bankshares of Florida, Inc.

(Registrant)

Date	September 25, 2006	/s/ David G. Powers

(Signature)*
*Print name and title of the signing officer under his signature.